Exhibit 99.1

       PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette (314/877-7113) or
Matt Pudlowski (314/877-7091)

VICE-CHAIRMAN JOE MICHELETTO TO RETIRE FROM RALCORP BOARD

ST. LOUIS, MO, December 14, 2009 … Ralcorp Holdings, Inc. (NYSE:  RAH) today announced that Joe Micheletto will be retiring as vice-chairman of its board of directors, effective January 20, 2010, ending a 46-year career with the company and its predecessor.

Mr. Micheletto joined Ralston Purina Company in 1963, where he held a number of positions of increasing responsibility including vice president and controller from 1985 until 1994.  Mr. Micheletto served as Ralcorp's co-chief executive officer and chief financial officer upon the company’s spin-off from Ralston Purina in 1994.  In 1996, he became chief executive officer and president and served in that role until September 2003.  Mr. Micheletto has been a director of Ralcorp since January 1994.

“Joe has played a pivotal role in the company’s evolution, and he has served as a mentor to many of us,” said Kevin J. Hunt, Ralcorp’s co-chief executive officer and president.  “His insight, judgment and dedication have been invaluable to the company, its board of directors and its employees.  We have a deep appreciation for his many and varied contributions.”

“With Joe’s leadership, Ralcorp has experienced dramatic growth and tremendous success,” said David P. Skarie, the company’s co-chief executive officer and president.  “We are deeply indebted to Joe for his many years of leadership and service, and we wish him the very best in his retirement.”

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Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.